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                                                                      EXHIBIT 12

                 THE WILLIAMS COMPANIES, INC. AND SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN MILLIONS)

                                                            YEARS ENDED DECEMBER 31,
                                                ------------------------------------------------
                                                  1999      1998      1997       1996      1995
                                                --------   ------   --------   --------   ------
Earnings:
  Income from continuing operations before
     income taxes, extraordinary gain (loss)
     and cumulative effect of change in
     accounting principle.....................  $  323.0   $248.6   $  677.5   $  779.2   $509.6
  Add:
     Interest expense -- net..................     598.2    484.5      440.6      410.5    321.8
     Rental expense representative of interest
       factor.................................     123.0     49.1       39.5       32.8     32.5
     Preferred dividends of subsidiaries......        --       --         --         --      3.7
     Interest accrued -- 50% owned
       companies..............................       7.5      6.2         --        1.3     30.7
     Minority interest in income (loss) and
       preferred returns of consolidated
       subsidiaries...........................      (7.2)    (9.6)      18.2        1.4     12.3
     Equity losses in less than 50% owned
       companies..............................      40.2     14.8         --         --       --
     Other....................................      (4.8)     7.6        3.2        6.3      8.0
                                                --------   ------   --------   --------   ------
          Total earnings as adjusted plus
            fixed charges.....................  $1,079.9   $801.2   $1,179.0   $1,231.5   $918.6
                                                ========   ======   ========   ========   ======
Combined fixed charges and preferred stock
  dividend requirements:
  Interest expense -- net.....................  $  598.2   $484.5   $  440.6   $  410.5   $321.8
  Capitalized interest........................      69.8     30.6       23.3        8.2     16.2
  Rental expense representative of interest
     factor...................................     123.0     49.1       39.5       32.8     32.5
  Pretax effect of dividends on preferred
     stock of the Company.....................       5.1     12.4       16.1       16.2     18.0
  Pretax effect of dividends on preferred
     stock and other preferred returns of
     subsidiaries.............................      26.7       --         --         --      5.8
  Interest accrued -- 50% owned companies.....       7.5      6.2         --        1.3     30.7
                                                --------   ------   --------   --------   ------
     Combined fixed charges and preferred
       stock dividend requirements............  $  830.3   $582.8   $  519.5   $  469.0   $425.0
                                                ========   ======   ========   ========   ======
Ratio of earnings to combined fixed charges
  and preferred stock dividend requirements...      1.30     1.37       2.27       2.63     2.16
                                                ========   ======   ========   ========   ======